                                                                   EXHIBIT 12(b)
                                                                     PAGE 1 of 2


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS



                                                          YEAR ENDED DECEMBER 31,
                                               -------------------------------------------------

                                              1990     1991        1992       1993          1994
                                              ----     ----        ----       ----          ----
                                                       (Thousands of Dollars Except Ratios)

Net income for the period . . . . . . .   $294,219   $321,512    $302,748   $297,160    $320,757
   Add:
     Taxes based on income  . . . . . .    191,532    218,954     197,009    182,716     203,827
     Fixed charges (see below)  . . . .    188,698    168,380     136,227    130,914     142,411
                                          --------   --------    --------   --------    --------

Earnings available for fixed
   charges and preferred stock
   dividend requirements of Company . .   $674,449   $708,846    $635,984   $610,790    $666,995
                                          ========   ========    ========   ========    ========

   Fixed charges:
     Interest on debt   . . . . . . . .   $183,215   $163,061    $125,798   $124,430    $135,608
     Amortization of premium and
        discount, less expense, on
        debt; and bond defeasance
        cost  . . . . . . . . . . . . .      4,369      4,148       9,521      5,170       5,504
     Rentals (see note)   . . . . . . .      1,114      1,171         908      1,314       1,299
                                          --------   --------    --------   --------   --------
        Total fixed charges . . . . . .   $188,698   $168,380    $136,227   $130,914    $142,411

Preferred stock dividend requirements
   of Company* (Adjusted for income
   tax effect)  . . . . . . . . . . . .     22,901     22,213      21,852     21,537      20,514
                                          --------   --------    --------   --------    --------

Total fixed charges and preferred
   stock dividend requirements  . . . .   $211,599   $190,593    $158,079   $152,451    $162,925
                                          ========   ========    ========   ========    ========

Ratio of earnings to fixed charges
   and preferred stock dividends  . . .       3.19       3.72        4.02       4.01        4.09
                                          ========   ========    ========   ========    ========

Note:  Represents the interest factor applicable to rentals.
* See following page for supporting computation.

                                                                   EXHIBIT 12(b)
                                                                     PAGE 2 of 2


                             UNION ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS



                                                         YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------

                                            1990       1991        1992         1993      1994
                                            ----       ----        ----         ----      ----
                                                    (Thousands of Dollars Except Ratios)

Computation of preferred stock
   dividend requirements of Company,
   adjusted for income tax effect*
     Preferred stock dividend require-
        ments of Company, as shown on
        statement of earnings . . . . .    $14,693    $14,059     $14,058    $14,087     $13,252

   Less deductible preferred stock
     dividends**  . . . . . . . . . .        2,085      2,085       2,085      1,973       1,816
                                         ---------  ---------   ---------  ---------    --------

   Non-deductible preferred stock
     dividends  . . . . . . . . . . . .   $ 12,608   $ 11,974    $ 11,973   $ 12,114    $ 11,436
                                          ========   ========    ========   ========    ========

   Excess of net income before income
     taxes over net income (percentage)
     See note below   . . . . . . .          65.1%      68.1%       65.1%      61.5%       63.5%
                                            ------     ------      ------     ------      ------

   Income tax effect on non-deductible
     preferred stock dividends*   . . .     $8,208     $8,154      $7,794     $7,450      $7,262
   Add:
     Deductible preferred stock
        dividends (above) . . . . . . .      2,085      2,085       2,085      1,973       1,816
     Non-deductible preferred stock
        dividends (above) . . . . . . .     12,608     11,974      11,973     12,114      11,436
                                          --------   --------    --------   --------    --------

   Preferred stock dividend requirements
     of Company, adjusted for income
     tax effect   . . . . . . . . . . .   $ 22,901   $ 22,213    $ 21,852   $ 21,537    $ 20,514
                                          ========   ========    ========   ========    ========

Note:  Calculated as follows -
        Net income before income
          taxes . . . . . . . . . . . .   $485,751   $540,466    $499,757   $479,876    $524,584
        Less net income . . . . . . . .    294,219    321,512     302,748    297,160     320,757
                                          --------   --------    --------   --------    --------
        Excess - Taxes based on
          income  . . . . . . . . . . .   $191,532   $218,954    $197,009   $182,716    $203,827
                                          ========   ========    ========   ========    ========
          - Percentage of net income . .     65.1%      68.1%       65.1%      61.5%       63.5%
                                          ========   ========    ========   ========    ========


* Income tax adjustment to reflect pre-tax earnings required to meet preferred stock dividend.
**  Dividends deductible on federal income tax return.